Exhibit 99.1

Altavista, VA February 11, 2011 — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the Company) of First National Bank, (the Bank) (quarterly and 2010 annual consolidated results unaudited) reported today net income after taxes of $63,000 or $0.04 per basic and diluted share for the quarter ended December 31, 2010, and $687,000 or $0.46 per basic and diluted share for the year ended December 31, 2010 compared to net income after taxes of $78,000 or $0.06 per basic and diluted share and net income of $351,000 or $0.24 per basic and diluted share, respectively, for the same periods of 2009.

“We are pleased to report improved earnings in 2010 as net income after taxes rose 96% over 2009 net income after taxes despite the challenging economic environment which led to an increase in our provision for loan losses. The combination of improved margins, stability in noninterest income and a decrease in noninterest expense more than offset the effects of the increase in provision” stated Bryan Lemley, Chief Financial Officer for both the Company and the Bank.

Net interest income was $10,776,000 for the year ended December 31, 2010 compared to $10,004,000 for the year ended December 31, 2009. Net interest income was $2,955,000 for the three months ended December 31, 2010 compared to $2,648,000 for the three months ended December 31, 2009. The net interest margin increased to 3.37% for the year ended December 31, 2010, from 3.23% for the year ended December 31, 2009. Net interest margin increased in the fourth quarter of 2010 to 3.68% as compared to 3.49% in the fourth quarter of 2009 and 3.34% in the third quarter of 2010.

Provision for loan losses was $915,000 in the fourth quarter of 2010 compared to $501,000 in the fourth quarter of 2009. Provision for loan losses was $1,878,000 in 2010 compared with $1,530,000 in 2009.

Noninterest income for the year ended December 31, 2010 decreased $14,000 or less than 1% in 2010 compared to 2009. Noninterest income increased $115,000 or 15% for the three months ended December 31, 2010 compared to the same period of 2009. The increase in noninterest income for the three-month period in 2010 was due to increases in fees from the sale of mortgage loans and investment sales.

Noninterest expense for the year ended December 31, 2010 decreased $134,000 or 1% in 2010 compared to 2009. Noninterest expense increased $34,000 or 1% for the three months ended December 31, 2010 compared to the same period of 2009. The decrease in noninterest expense for the year is attributed primarily to reduced personnel expenses. The increase in the three-month period in 2010 was due to increased commission payments associated with sales of mortgage loans and investments.

Total assets at December 31, 2010 were $337,113,000, up 1% from $332,210,000 at December 31, 2009. The principal components of the Company’s assets at the end of the period were $265,030,000 in net loans, $32,533,000 in cash and cash equivalents and $26,517,000 in securities. During 2010, net loans decreased less than 1% or $874,000 from $265,904,000 at December 31, 2009. Also during 2010, securities increased 32% or $6,361,000.

Total liabilities at December 31, 2010 were $310,631,000, up 1% from $306,359,000 at December 31, 2009, as a result of an increase in savings and NOW accounts of $14,499,000 or 14%. This increase in savings and NOW was partially offset by a decrease in demand deposits of $1,092,000 or 3% and a decrease in time deposits of $8,572,000 or 5%. The increase in deposits is mainly attributable to the success of our “KaChing! Checking” product which offers rates that are favorable to time deposit rates with the benefit of funds being available for withdrawal.

Total stockholders’ equity at December 31, 2010 was $26,482,000 consisting primarily of $21,918,000 in retained earnings. At December 31, 2009, total stockholders’ equity was $25,851,000.

The allowance for loan losses was $4,037,000 as of December 31, 2010, representing 1.50% of total loans outstanding compared to $3,723,000 or 1.38% of total loans outstanding as of December 31, 2009.

Nonperforming loans (including nonaccruing loans and accruing loans more than 90 days past due) totaled $7,843,000, or 2.92% of total loans, as of December 31, 2010, versus $4,017,000, or 1.49% of total loans, at December 31, 2009. Nonperforming loans increased $792,000 in the fourth quarter of 2010, up from $7,051,000 as of September 30, 2010.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, one branch in the Town of Rustburg, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. First National Bank is celebrating its 103rd year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding future operating results and business performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, including the Dodd-Frank Act and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Dollar amounts in thousands)

Income Statement Highlights

	3 Months Ended 12/31/2010	3 Months Ended 09/30/2010	3 Months Ended 12/31/2009
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$4,295	$4,124	$4,311

Interest Expense	1,340	1,470	1,663

Net Interest Income	2,955	2,654	2,648

Provision for Loan Losses	915	191	501

Noninterest Income	894	855	779

Noninterest Expense	2,853	2,764	2,819

Net Income	63	374	78

ROA	0.08%	0.25%	0.10%

ROE	0.95%	3.17%	1.22%

Net Interest Margin	3.68%	3.34%	3.49%

Income Statement Highlights

	Year Ended 12/31/2010	Year Ended 12/31/2009	Year Ended 12/31/2008
	(Unaudited)	(Audited)	(Audited)
Interest Income	$16,611	$17,316	$18,555

Interest Expense	5,835	7,312	8,346

Net Interest Income	10,776	10,004	10,209

Provision for Loan Losses	1,878	1,530	2,881

Noninterest Income	3,134	3,148	2,896

Noninterest Expense	11,037	11,171	9,846

Net Income	687	351	306

ROA	0.21%	0.11%	0.10%

ROE	2.62%	1.40%	1.14%

Net Interest Margin	3.37%	3.23%	3.60%

Balance Sheet Highlights
	12/31/2010	12/31/2009	12/31/2008
	(Unaudited)	(Audited)	(Audited)
Cash and Cash Equivalents	$32,533	$32,060	$15,926

Net Loans	265,030	265,904	279,199

Total Securities	26,517	20,156	13,931

Total Assets	337,113	332,210	321,243

Total Deposits	306,954	302,119	287,233

Total Liabilities	310,631	306,359	296,324

Stockholders’ Equity	26,482	25,851	24,919

Asset Quality Highlights

	12/31/2010	9/30/2010	12/31/2009
	(Unaudited)	(Unaudited)	(Audited)
Nonperforming Loans to Total Loans	2.92%	2.67%	1.49%

Allowance for Loan Losses to Total Loans	1.50%	1.42%	1.38%

Allowance for Loan Losses to Nonperforming Loans	51.47%	53.23%	92.68%

Nonperforming Loans	$7,843	$7,051	$4,017

Other Real Estate Owned (OREO)	474	599	461

Allowance For Loan Losses	4,037	3,753	3,723

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com